SMITHWAY FOUNDER DIES


FORT DODGE, IOWA, March 3/PR Newswire-First Call/--Smithway Motor Xpress Corp. (NASDAQ - SMALL:SMXC) announced with sadness today the death of William G. Smith, the Company's long-time President, Chairman and Chief Executive Officer. As previously announced, Mr. Smith had been undergoing treatment for leukemia.

Mr. Smith had been employed by the Company since 1958 and had been a member of the Company's Board of Directors since 1972. Under Mr. Smith's leadership, the Company became one of the region's largest employers. Mr. Smith was very proud of the Company's employees and valued his relationship with them.

Mr. Smith was deeply touched by the many expressions of concern and sympathy expressed by current and former employees, as well as many friends and industry contacts, during his illness.

Mr. Smith was very active in the transportation industry, including his tenure as President of the Iowa Motor Truck Association. He was widely recognized as a key industry figure.

Mr. Smith will be remembered for his character, vision and leadership. He was universally respected as a decent, caring man of great integrity.

Funeral services are pending with arrangements being made with Gunderson Funeral Home & Cremation Services, Fort Dodge, Iowa.

Smithway is a truckload carrier that hauls diversified freight nationwide, concentrating primarily on the flatbed segment of the truckload market. Its Class A Common Stock is traded on the Nasdaq National Market under the symbol "SMXC."

/SOURCE:   Smithway Motor Xpress Corp.
           (NASDAQ - SMALL: SMXC)

/CONTACT:  Press, G. Larry Owens, Executive Vice President, Chief Administrative
           Officer, and Chief Financial Officer of Smithway Motor Xpress Corp. (NASDAQ - SMALL: SMXC)
           1-515-576-7418

/CO:       Smithway Motor Xpress Corp. (NASDAQ - SMALL:  SMXC)